EXHIBIT 10.2

2012 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT

(Executive Officer)

THIS PERFORMANCE-BASED RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), hereby made between Derma Sciences, Inc., a Delaware corporation (the “Company”) and the individual named below (the “Awardee”) evidences a Restricted Share Unit award, pursuant to the Derma Sciences, Inc. 2012 Equity Incentive Plan (the “Plan”), and is in all respects limited as provided herein. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Plan.

WHEREAS, the Awardee is an executive officer of the Company,

WHEREAS, the Company desires to recognize and compensate its executive officers for their services to the Company, and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has, by resolution duly adopted on [_____] (the “Date of Grant”), authorized the grant to the Awardee of restricted share units relating to the common stock of the Company as hereinbelow provided,

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Name of Awardee:	[_____]

2.	Date of Grant:	[_____]

3.	Restricted Share Units:	[_____]

4.	Performance Period:	The period beginning on the Date of Grant and ending on the third anniversary of the Date of Grant.

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5.	Performance Objectives:	The achievement and maintenance, for a period of sixty (60) consecutive trading days, which period begins and ends during the Performance Period, of a closing price per Share equal to or greater than one or more of the prices to be specified by the Committee within the first thirty (30) days of the Performance Period. Notwithstanding the foregoing, in the event of a Change in Control of the Company during the Performance Period and while the Awardee remains employed by the Company, the level of achievement of the Performance Objectives shall be determined based upon the higher of (i) the per Share consideration paid to shareholders of the Company in the Change in Control transaction, and (ii) the highest closing price per Share maintained for any sixty (60) consecutive trading days during the period beginning on the Date of Grant and ending on the date of the Change in Control.

6.	No Present Rights. Unless and until the Restricted Share Units vest and become non-forfeitable and the underlying Shares are delivered to the Awardee in accordance with the terms hereof, the Awardee shall not have any of the rights of a shareholder of the Company, including the right to vote the Shares underlying the Restricted Share Units or receive dividends with respect thereto.

7.	Vesting of the Award. The Awardee’s right to earn all or a portion of the Restricted Share Units shall be contingent upon the level of achievement of one or more of the Performance Objectives, as determined by the Committee in accordance with a performance schedule to be established by the Committee within the first thirty (30) days of the Performance Period (the “Performance Matrix”). To the extent, if any, that the Restricted Share Units are earned in accordance with the Performance Matrix, such Restricted Share Units shall vest and become non-forfeitable, if at all, on the third anniversary of the Date of Grant (the “Vesting Date”), provided that the Awardee remains employed with the Company through the Vesting Date. Notwithstanding the foregoing, to the extent, if any, that the Committee determines that the Performance Objectives have been achieved during the Performance Period and while the Awardee remains employed by with the Company, the Restricted Share Units that have been earned in accordance with the Performance Matrix shall vest and become non-forfeitable if, prior to the Vesting Date, (i) the Awardee dies, (ii) the Company terminates the Awardee’s employment without Cause, or (iii) a Change in Control of the Company occurs while the Awardee remains employed with the Company. Except as otherwise provided in the preceding sentence, the Awardee’s right to receive the Shares underlying the Restricted Share Unit award shall be forfeited automatically and without further notice if, prior to the Vesting Date, (x) the Awardee ceases to be an employee of the Company or (y) a Change in Control of the Company occurs. Within thirty (30) days after vesting, as set forth above, the Awardee shall be entitled to receive such number of Shares equivalent to the number of vested Restricted Share Units.

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8.	Relation to the Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the terms of the Plan shall govern.

9.	Non-Transferability of Award. This award of Restricted Share Units is not assignable or transferable, in whole or in part, by the Awardee, other than by will or by the laws of descent and distribution.

10.	Withholding of Taxes. The obligation of the Company to deliver Shares resulting from the vesting of the Restricted Share Units shall be subject to any applicable federal, state and local tax withholding requirements. To the extent the Company is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, the Company shall have the right in its sole discretion to (a) retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery), provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact; (b) require the Awardee to pay or provide for payment of the required tax withholding in advance of the issuance of Shares; or (c) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Awardee in advance of the issuance of Shares (other than deferred compensation subject to Section 409A of the Code).

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11.	Adjustments. The number and kind of Shares subject to this award of Restricted Share Units are subject to adjustment pursuant to the provisions of Section 15 of the Plan.

12.	Section 409A of the Code. It is the intent of the parties that this award of Restricted Share Units shall be exempt from the application of, or comply with, the rules applicable to nonqualified deferred compensation under Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance with such intent. In particular, to the extent that the Restricted Share Units constitute a deferral of compensation subject to Section 409A of the Code, then, to the extent required to comply with Section 409A of the Code, payment of the Shares underlying the Restricted Share Units shall be subject to the following rules, notwithstanding any other provision of this Agreement to the contrary: (a) the Shares (if any) underlying the vested Restricted Share Units will be delivered to the Awardee within thirty (30) days after the earlier of (i) the Awardee’s “separation from service” within the meaning of Section 409A of the Code, (ii) the Vesting Date, or (iii) the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; and (b) notwithstanding the foregoing, if any Shares underlying the Restricted Share Units become payable as a result of the Awardee’s “separation from service” within the meaning of Section 409A of the Code (other than as a result of death), and the Awardee is a “specified employee” within the meaning of Section 409A of the Code and as determined by the Company, such Shares will be delivered to the Awardee on the first business day after the date that is six months following the Awardee’s separation from service.

13.	Performance-Based Exemption. The Company intends that, to the maximum extent possible, the Restricted Share Units shall qualify for the Performance-Based Exemption, and this Agreement shall be interpreted and administered in accordance with such intent.

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14.	Compensation Recovery Policy. By signing this Agreement, the Awardee acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, the Awardee may be required to forfeit or repay any or all of the Restricted Share Units pursuant to the terms of the Awardee’s Employment Agreement with the Company or any compensation recovery or recoupment policy maintained by the Company, as the same may be amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

15.	Governing Law. This Agreement shall be governed by New Jersey law, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.	Electronic Delivery. The Awardee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Awardee understands that, unless earlier revoked by the Awardee by giving written notice to the Chief Financial Officer of the Company, this consent shall be effective for the duration of the Agreement. The Awardee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Awardee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Awardee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and the Awardee has hereunto set his hand, all as of the day and year first hereinabove written.

DERMA SCIENCES, INC.

By:
Edward J. Quilty President and Chief Executive Officer

The undersigned Awardee acknowledges that a copy of the Plan, Plan Summary and Prospectus, and the Company's most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by the Awardee or are available for viewing on the Company’s network at Global/HR&Payroll/StockOption-EquityIncentivePlan, and the Awardee consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact the Company’s Chief Financial Officer at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540, (609) 514-4744, to request a paper copy of the Prospectus Information at no charge. The Awardee also represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award on the terms, and subject to the conditions, set forth herein and in the Plan.

AWARDEE.

[____]

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